UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2015

Alliance One International, Inc.

(Exact name of Registrant, as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

(919) 379-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Alliance One International, Inc. (the “Company”) previously disclosed in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2015, that it was unable to file its Form 10-Q for the three months ended September 30, 2015 (the “Form 10-Q”), due to a delay in completing the financial statements to be included in the Form 10-Q. The delay is related to discrepancies in accounts receivable and inventory at the Company’s Kenyan subsidiary, Alliance One Tobacco (Kenya) Limited, discovered in the course of downsizing and terminating certain operations as part of the Company’s previously announced restructuring and cost-saving initiative. The Company is working toward filing the Form 10-Q as soon as practicable.

On November 17, 2015, the Company received a notice from NYSE Regulation, Inc. (“NYSE Regulation”) indicating that the Company is not in compliance with the continued listing requirements of the New York Stock Exchange (the “NYSE”), under the timely filing criteria outlined in Section 802.01E of the NYSE Listed Company Manual, as a result of its failure to timely file the Form 10-Q with the SEC. Under the NYSE rules, the Company will have six months from the date the Form 10-Q was due to be filed with the SEC to file the Form 10-Q. The Company can regain compliance with the NYSE listing standards at any time prior to such date by filing the Form 10-Q with the SEC. If the Company does not file the Form 10-Q prior to such date, then NYSE Regulation may grant, at its discretion, a further extension of up to six additional months, depending on the specific circumstances. The letter from NYSE Regulation also notes that NYSE Regulation may commence delisting proceedings at any time if the circumstances warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2015

ALLIANCE ONE INTERNATIONAL, INC.

	By:	/s/ William L. O’Quinn, Jr.
William L. O’Quinn, Jr.
Senior Vice President – Chief Legal
Officer and Secretary